UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)       July 1, 2002

                                VOIP Telecom, Inc
                              (Name of Registrant)

  Nevada                             0-28047                    94-3342064
(State or other jurisdiction        (Commission                (IRS Employer
 of incorporation)                     File Number)          Identification No.)


                         4126 Delp St. Memphis, TN 38118
                    (Address of principle executive offices)



Registrants telephone number, including area code                (901) 365-7650




          (Former name or former address, if changed since last report)










Item 1.  Changes in Control of Registrant

     On, July 1, 2002 the Company issued fifteen million (15,000,000) shares of common stock to close the acquisition of Global Holdings, Inc. Before this transaction VOIP Telecom, Inc had only four million seven hundred and seventy six thousand one hundred and forty nine (4,776,149) shares outstanding before the transaction. The two principal shareholders of Global Holdings, Inc. are B. Grant Hunter the Companys President and John Curry who is the former Secretary / Treasurer and also a former Director of VOIP Telecom, Inc. Mr. Hunter and Mr. Curry each received seven million and five hundred thousand (7,500,000) shares each in the above mentioned transaction.

Item 2. Acquisition or Disposition of Assets

     On, July 1, 2002 the Company completed a reverse merger with Global Holdings, Inc. Global Holdings, Inc has $10,448 in current assets that were comprised of $2,380 in cash and $8,068 in income tax refunds receivable. Global Holdings, Inc has $177,133 in current liabilities that were comprised of $4,154 in accounts payable and $172,959 in notes payable to stockholders and related parties. It should be noted that Global Holdings, Inc. is in the refractory business and has been performing all the negotiations and research for VOIP Telecom, Inc. as it attempts to acquire a refractory service business. However, after the above mentioned reverse merger, Global Holdings, Inc. will be the survivor for accounting purposes and Voip Telecom, Inc. will be the survivor for legal purposes. The newly consolidated company is in the process of changing its name to Diversified Thermal Solutions, Inc. The name is being changed in accordance with the vote at the Special Shareholders Meeting.

Item 3.  Bankruptcy of Receivership

         No events to report.

Item 4. Changes in Registrants Certifying Accountant

         No events to report.

Item 5. Other Matters

     The Company is in the process of changing their name to Diversified Thermal Solutions, Inc. in accordance with the vote at the Special Meeting of Shareholders that was held on May 31, 2002.

Item 6. Resignation of Registrants Directors

         No events to report.

Item 7.  Financial Statements

         None.

Exhibits
         Acquisition and Plan of reorganization







     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed in its behalf by the undersigned hereinto duly authorized.




                                                     VOIP Telecom, Inc.




                                                     B. Grant Hunter, President

July 15, 2002